                                                                      EXHIBIT 11

                         UNIVISION COMMUNICATIONS INC.

                  CALCULATION OF PRO FORMA EARNINGS PER SHARE
 FOR THE YEAR ENDED DECEMBER 31, 1995, THE THREE MONTH PERIODS ENDED MARCH 31,
                                      1995
            AND 1996 AND THE LAST TWELVE MONTHS ENDED MARCH 31, 1996

                                                                PRO FORMA (UNAUDITED)
                                              ---------------------------------------------------------
                                              YEARS ENDED        THREE MONTHS ENDED       LATEST TWELVE
                                              DECEMBER 31,    ------------------------    MONTHS ENDED
                                                  1995         3/31/95       3/31/96         3/31/96
                                              ------------    ----------    ----------    -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (loss) before extraordinary loss on
  extinguishment of debt....................   $   11,307     $   (6,936)   $   (3,610)     $   14,633
Earnings per share from continuing
  operations................................        $0.20         $(0.17)       $(0.09)          $0.26
Weighted average common shares
  outstanding...............................   55,314,481     40,963,411    40,963,411      55,314,481
                                               ==========     ==========    ==========      ==========

CALCULATION OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

                                                                               NUMBER OF SHARES
                                                                               ----------------
Historical...................................................................     28,887,733
Additional Shares Issued Pursuant to the Reorganization......................      4,325,678
                                                                                  ----------
Total Shares Outstanding After Reorganization and Before Offering............     33,213,411
Total Shares Issued Pursuant to the Offering.................................      7,750,000
                                                                                  ----------
Total Shares Issued..........................................................     40,963,411
Common Stock Equivalents(a)..................................................     14,351,070
                                                                                  ----------
Pro Forma Weighted Average Common Shares Outstanding.........................     55,314,481
                                                                                  ==========

(a) Includes the effects of outstanding warrants to purchase 14,440,090 shares of PCI Common Stock with an exercise price of $0.13 per share. The warrants are considered common stock equivalents and impact primary weighted average common shares outstanding by the number of shares issuable on exercise of the warrants less the number of shares that could have been purchased with the proceeds from the exercise of the warrants based on the average price of common stock during the year. Fully diluted average number of shares outstanding is determined in the same manner except that purchases of common stock from the proceeds of the exercise of the warrants are assumed to have been made at the year-end price. As there was no market for the common stock of PCI during the periods presented, an assumed price of $20.00 (the proposed offering price per share) was utilized for primary and fully diluted earnings per share for all periods. No impact has been presented for the three month periods ended March 31, 1995 and 1996, as the impact was anti-dilutive.